[GRAPHIC OMITTED]

For Further Information:
Charles W. Federico                                  Thomas Hein
Group President & CEO                                CFO
Orthofix International N.V.                          Orthofix International N.V.
704.948.2600                                         704.948.2600


              Orthofix Announces Preliminary Second Quarter Results
              -----------------------------------------------------

  PLEASE NOTE: Conference call rescheduled to Tuesday, July 20, 2004, 11:00 AM
            (EDT). To participate "live", please dial 800-367-4046;
                      outside the U.S., dial 212-676-5004.

A replay of the call will be available for one week until July 27, 2004. To hear the replay, please dial 800-633-8284; outside the U.S. dial 402-977-9140 and enter reservation number 21199429. A simultaneous web cast of the call will be accessible via the internet at http://www.Orthofix.com. A replay of the web cast will also be archived on this site.


HUNTERSVILLE, NC, July 19, 2004 --- Orthofix (NASDAQ:OFIX) announced today that although sales were up 37% for the Second Quarter versus last year, the performance was below analysts' expectations.

For the quarter, sales are expected to be approximately $70.8 million versus prior expectations of $73.0 million to $73.8 million. Earnings per share are expected to approximate between $0.49 to $0.51 per diluted share, versus prior expectations of $0.59 to $0.62 per share.

The shortfall in sales and earnings versus targets in the quarter is primarily due to:

          1. Planned increases in Orthotrac did not occur due to the continued lack of reimbursement. In addition, reduced reimbursements for EZ Brace have resulted in lower sales than plan for this product. Growth in spinal stimulators in the second quarter was not sufficient to offset these issues.

          2. Versus last year, sales to the Company's primary customer for the Impad component used with the AV Impulse System were down $1.5 million due to inventory balancing during the quarter.

          3. Lower gross margins in the Company's international business due to factors including pricing, mix and currency.

Orthofix will provide guidance for the third quarter and full 2004 year at a follow-up conference call scheduled for tomorrow, Tuesday, July 20, 2004 at 11:00 AM EDT.

The following tables display net sales by geographic destination and by business segment, net of inter-company eliminations, for each of our geographic markets and by our market sectors for the three and six months ended June 30, 2004 and 2003. We provide net sales by geographic destination and by market sector for information purposes only. We maintain our books and records by business segment.

Net sales by geographic destination for the periods ended June 30, (In millions)

                    Three Months Ended June 30                       Six Months Ended June 30
                    ----------------------------------------------------------------------------------
                    2004         2003       % Increase               2004        2003       % Increase
                    ----         ----       ----------               ----        ----       ----------
Americas            $ 51.0      $ 34.5          48%                  $ 102.3     $ 65.7          56%

International       $ 19.8      $ 17.0          16%                  $  39.2     $ 34.0          15%
                    ------      ------        ----                   -------     ------        ----


Total               $ 70.8      $ 51.5          37%                  $ 141.5     $ 99.7          42%
                    ======      ======        ====                   =======     ======        ====



Net sales by business sector for the periods ended June 30, (In millions)

                    Three Months Ended June 30                       Six Months Ended June 30
                    ----------------------------------------------------------------------------------
                    2004         2003       % Increase               2004        2003       % Increase
                    ----         ----       ----------               ----        ----       ----------
Americas Orthofix   $ 31.1      $ 29.6           5%                  $  60.9     $ 56.3           8%

Americas Breg       $ 16.4         -             -                   $  33.3        -             -

Intn'l. Orthofix    $ 23.3      $ 21.9           6%                  $  47.3     $ 43.4           9%
                    ------      ------        ----                   -------     ------        ----


Total               $ 70.8      $ 51.5          37%                  $ 141.5     $ 99.7          42%
                    ======      ======        ====                   =======     ======        ====


Net sales by market sector for the periods ended June 30, (In millions)

                    Three Months Ended June 30                       Six Months Ended June 30(1)
                    ----------------------------------------------------------------------------------
                    2004         2003       % Increase               2004        2003       % Increase
                    ----         ----       ----------               ----        ----       ----------

Orthopedic Products

   Spine            $ 20.3      $ 20.4           0%                  $  39.9     $ 38.7           3%

   Reconstruction   $ 29.2      $ 12.3         137%                  $  59.3     $ 24.7         140%

   Trauma           $ 16.1      $ 14.3          13%                  $  31.4     $ 26.9          17%
                    ------      ------        ----                   -------     ------        ----


Total Orthopedic    $ 65.6      $ 47.0          40%                  $ 130.6     $ 90.3          45%

Non-Orthopedic      $  5.2      $  4.5          16%                  $  10.9     $  9.4          16%
                    ------      ------        ----                   -------     ------        ----


Total               $ 70.8      $ 51.5         37%                   $ 141.5     $ 99.7          42%
                    ======      ======        ====                   =======     ======        ====


(1) Six-month table contains a first quarter reclass from trauma to reconstruction of $0.4 million.

Charles W. Federico, President and CEO of Orthofix, commented, "It was an overall positive quarter with mixed results for some products. We constantly assess our business and make strategic adaptations where necessary and this will continue. Our long-term fundamentals remain solid. The performance of the Breg acquisition is evidence that we are building more diversity and worldwide distribution power for the future. We have strong product lines and are not disadvantaged at all in our cost positions. Our challenge for the rest of this year is to become more efficient while we continue to focus on growing our business.

"This is the lowest growth quarter in our core business since 1999, and we did not meet certain of the aggressive goals we had set for ourselves. The spine sector was flat in the second quarter as the result of the issues with Orthotrac and EZ Brace not being offset by revenue gains in spinal stimulation. While spinal stimulators have had a healthy overall yearly growth rate, the growth rate does fluctuate quarter to quarter. In fact, five of the last 18 quarters had spinal stimulation growth rates of less than 5%. I remain positive on the outlook for the long-term prospects of this market.

"With respect to AVI Impad orders, we already have firm orders for the third and fourth quarters which show improvement although they are below prior year levels," Federico said. "Sales of the AV Impulse controller with which the Impads are used will drive continuing demand for the Impads themselves. Since sales of the AV Impulse controllers were at healthy historic rates during the second quarter, we do not anticipate any long-term problem with our AV Impulse market."

Federico also commented on positive developments during the second quarter. "Breg continues to perform to our expectations with revenues up 10% for the second quarter and 12% year-to-date. That is well in excess of the growth rates for the markets Breg serves. In addition, our Physio-Stim bone growth stimulator for long bone non-unions grew very strongly at 19% in the second quarter and 22% year-to-date. We are also continuing to see good early growth for the PC.C.P. product."

Federico concluded, "We have set aggressive goals for Orthofix, and we will continue to do so because that is one of the ways we drive our Company to perform. The underlying fundamentals for this Company, including its history of revenue growth, excellent gross and operating margins, cash generation power, modest leverage and a strong balance sheet remain solid. Thus, our disappointment with sales occurs against a backdrop of aggressive goal setting and good future prospects, so we remain positive about our overall position."

Orthofix International N.V., a diversified orthopedic products company, offers a broad line of minimally invasive surgical, as well as non-surgical, products for the spine, reconstruction, and trauma market sectors that address the lifelong bone-and-joint health needs of patients of all ages - helping them achieve a more active and mobile lifestyle. Orthofix's products are widely distributed around the world to orthopedic surgeons and patients - via Orthofix's sales representatives, and via partnerships with other leading orthopedic product companies, such as Medtronic Sofamor Danek, Stryker Howmedica, and Kendall Healthcare. In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Wake Forest University School of Medicine, the Orthopedic Research and Education Foundation, the Cleveland Clinic Foundation, Innovative Spinal Technologies and National Osteoporosis Institute. For more information about Orthofix, please visit www.orthofix.com.


FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and are based on management's current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the integration of businesses of Orthofix and Breg, unanticipated expenditures, the final purchase price allocation, changing relationship with customers, suppliers and strategic partners, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, changes to governmental regulation of medical devices, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry and the economy and other factors described in the most recent report on Form 10-K and other periodic reports filed by Orthofix with the Securities and Exchange Commission.